By Electronic Delivery to: kpt@questenergycorp.com

April 9, 2020

Mr. Kirk P. Taylor
Chief Financial Officer
American Resources Corporation
9002 Technology Lane
Fishers, IN 46038

Re: American Resources Corporation (the "Company")
Nasdaq Symbol: AREC

Dear Mr. Taylor:

On October 7, 2019, Staff notified the Company that its common stock failed to maintain a minimum bid price of $1.00 over the previous 30 consecutive business days as required by the Listing Rules of The Nasdaq Stock Market. Since then, Staff has determined that for the last 10 consecutive business days, from March 27 to April 9, 2020, the closing bid price of the Company's common stock has been at $1.00 per share or greater. Accordingly, the Company has regained compliance with Listing Rule 5550(a)(2) and this matter is now closed.

If you have any questions, please contact me at +1 301 978 8033.

Sincerely,

Una Hahn

Una Hahn
Listing Analyst
Nasdaq Listing Qualifications